NORTHLAND CUSTOM PACKAGING INC.

                        Financial Statements (Unaudited)
                       Six Months Ended February 29, 2000
                          and Review Engagement Report

                            REVIEW ENGAGEMENT REPORT

To the Directors of
Cryopak Industries Inc.

We have reviewed the balance sheet of Northland Custom Packaging Inc. as at February 29, 2000 and the statements of income and retained earnings and of cash flows for the six months then ended. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles.




Vancouver, B.C.
May 25, 2000


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                         NORTHLAND CUSTOM PACKAGING INC.

                    Statement of Income and Retained Earnings
                                   (Unaudited)
                       Six Months Ended February 29, 2000


                                                                                   Six Months
                                                                                   Ended             Year Ended
                                                                                   February 29,      August 31,
                                                                                   2000              1999
                                                                                   ----              ----
Sales                                                                              $   380,548       $   701,074

Cost of Sales
         Purchases                                                                      51,780            49,745
         Labour                                                                        267,048           246,249

                                                                                       318,828           295,994

Gross Profit                                                                            61,720           405,080

Expenses
         Administration fees                                                               -              24,000
         Advertising and promotion                                                       1,273             3,243
         Amortization                                                                   20,965            32,311
         Bad debts                                                                       1,052             5,042
         Bank charges and interest                                                         266             1,760
         Commissions                                                                     4,160               -
         Employee benefits                                                               1,330               -
         Machinery rental                                                               25,547            47,770
         Management salaries                                                               -             212,000
         Office and miscellaneous                                                          651               477
         Professional fees                                                              10,221             7,065
         Rent                                                                           10,920            32,100
         Repairs and maintenance                                                         3,584            23,403
         Shop supplies                                                                   3,336             2,018
         Travel and automotive                                                           1,909             5,915

                                                                                        85,214           397,104

Net (Loss) Income for the Period                                                       (23,494)            7,976

Retained Earnings, Beginning of Period                                                 160,404           167,428

Dividends Paid                                                                             -             (15,000)

Retained Earnings, End of Period                                                     $ 136,910         $ 160,404



                         NORTHLAND CUSTOM PACKAGING INC.

                                  Balance Sheet
                                   (Unaudited)
                                February 29, 2000



                                                                                     February 29,      August 31,
                                                                                     2000              1999
                                                                                     ----              ----
ASSETS
Current
         Cash                                                                        $ 133,573         $  80,310
         Accounts receivable                                                           217,094           154,425
         Income taxes recoverable                                                       31,972            31,972
         Prepaid expenses                                                                  401               401

                                                                                       383,040           267,108
Capital Assets (Note 3)                                                                175,046           194,634

                                                                                     $ 558,086         $ 461,742


LIABILITIES
Current
         Accounts payable and accrued liabilities                                    $ 121,407          $ 17,567
         Bonus payable                                                                     -             212,000

                                                                                       121,407           229,567
Due to Shareholder                                                                      72,923             8,429
Due to Northland Ice Gel Inc. (Note 4)                                                 226,845            63,341

                                                                                       421,175           301,337

SHAREHOLDERS' EQUITY
Share Capital
         Authorized
           10,000 common shares without par value
         Issued and outstanding
                100 common shares                                                            1                 1

Retained Earnings                                                                      136,910           160,404

                                                                                       136,911           160,405

                                                                                     $ 558,086         $ 461,742


                         NORTHLAND CUSTOM PACKAGING INC.

                             Statement of Cash Flows
                                   (Unaudited)
                       Six Months Ended February 29, 2000

                                                                                   Six Months
                                                                                   Ended              Year Ended
                                                                                   February 29,       August 31,
                                                                                   2000               1999
                                                                                   ----               ----
Cash Flows From (Used In) Operating Activities
         Income (loss) for the period                                                $ (23,494)       $    7,976
         Adjustment for amortization of capital assets                                  20,965            32,311

                                                                                        (2,529)           40,287

         Changes in non-cash working capital
           Increase in accounts receivable                                             (62,669)          (94,195)
           Increase in accounts payable                                                103,840             5,878
           Increase (decrease) in bonus payable                                       (212,000)          212,000
           Increase in prepaid expenses                                                    -                (401)
           Increase in income taxes recoverable                                            -             (59,091)
           Increase in due to Northland Ice Gel Inc.                                   163,504            24,477

                                                                                        (7,325)           88,668

         Cash flows from (used in) operating activities                                 (9,854)          128,955

Cash Flows (Used In) Investing Activities
         Purchase of equipment                                                          (1,377)          (70,452)

         Cash flows used in investing activities                                        (1,377)          (70,452)

Cash Flows From (Used In) Financing Activities
         Loan from shareholder                                                          64,494             7,136
         Dividend paid                                                                     -             (15,000)

         Cash flows from (used in) financing activities                                 64,494            (7,864)

Net Increase in Cash                                                                    53,263            50,639

Cash, Beginning of Period                                                               80,310            29,671

Cash, End of Period                                                                  $ 133,573         $  80,310


                         NORTHLAND CUSTOM PACKAGING INC.

                          Notes to Financial Statements
                                   (Unaudited)
                                February 29, 2000


1.   OPERATIONS

     The company was incorporated on February 3, 1993 under the laws of the Province of British Columbia. The company's primary business is packaging.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Capital Assets

     Capital assets are recorded at cost. Amortization has been provided over the estimated useful ives of the assets using the following methods:

Machinery and equipment    20% declining balance
Leasehold improvements      5 year straight line


     Assets acquired during the year are amortized at one-half of the above rates.

     Cash Equivalents

     The company considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents. Cash equivalents are recorded at cost, including accrued interest, which approximates market value.

     Financial Instruments

     The fair values of the financial instruments approximate their carrying value except as otherwise disclosed in the financial statements.

     Foreign Currency Translation

     Monetary items denominated in foreign currencies are translated into Canadian dollars using exchange rates in effect at the balance sheet date. All other assets and liabilities are translated at rates prevailing when the asset was acquired or liabilities incurred. Income and expense items are translated at the exchange rates in effect on the date of the transaction. Resulting exchange gains and losses are included in the determination of loss for the period.

     Revenue Recognition

     Revenue is recognized when an invoice is prepared.

     Income Taxes

     The company uses the deferred tax allocation method in accounting for income taxes.

                         NORTHLAND CUSTOM PACKAGING INC.

                          Notes to Financial Statements
                                   (Unaudited)
                                February 29, 2000



3.   CAPITAL ASSETS

                                                              2000                              1999
                                                                  Accumulated           Net Book      Net Book
                                                       Cost       Amortization          Value         Value
                                                       ----       ------------          -----         -----
Machinery and equipment                                $ 248,082  $    93,810           $  154,272    $ 169,959
Leasehold improvements                                    39,010       18,236               20,774       24,675
                                                       $ 287,092  $   112,046           $  175,046    $ 194,634


4.   RELATED PARTY TRANSACTIONS

     The company paid the following amounts during the six months ended February 29, 2000 to Northland Ice Gel Inc., a company owned 100% by one of the shareholders of the company:

                                                                          Six Months
                                                                          Ended             Year Ended
                                                                          February 29,      August 31,
                                                                          2000              1999
                                                                          ----              ----
Labour                                                                    $ 267,048         $ 232,173
Purchases                                                                     8,750             8,231
Rent                                                                          5,370            30,000
Machinery rental                                                             12,000            24,000
Administration                                                                  -              24,000
                                                                          $ 293,168         $ 318,404


     The amount due to Northland Ice Gel Inc. is without interest or fixed terms of repayment.

5.   COMPARATIVE FIGURES

     The prior year's figures were prepared by another firm of chartered accountants without audit or review.

     Certain of the prior year's figures were reclassified for comparative purposes.